Exhibit 10.98
RETIREMENT AND CONSULTING AGREEMENT
THIS RETIREMENT AND CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of this 31st day of December, 2008, by and among CHROMCRAFT REVINGTON, INC. (the “Company”), a Delaware corporation, and FRANK T. KANE (the “Executive”), a resident of the State of Indiana,
W I T N E S S E T H:
WHEREAS, the Executive has been serving as the Executive Vice President since July 2008 and as the Chief Financial Officer, Secretary and Treasurer since 1992 of the Company; and
WHEREAS, Executive desires to retire from employment with the Company; and
WHEREAS, the Company and the Executive desire to enter into this Agreement to memorialize their mutual understanding and agreement with respect to the Executive’s retirement from employment with the Company and its subsidiaries, the Executive’s resignation from the boards of directors of the Company’s subsidiaries, the Executive’s consulting role following his retirement and the payment of severance to the Executive as provided herein.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual agreements and obligations contained herein, the payments contemplated hereby and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:
Section 1. Retirement.
(a) The Executive hereby resigns and retires from his employment as an officer and employee and from his positions as the Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company effective as of 5:00 p.m. (Eastern Standard Time) on January 15, 2009 (the “Effective Time”). The Executive’s resignation and retirement as aforesaid shall be irrevocable, and the Company hereby accepts the Executive’s resignation and retirement.
(b) The Executive hereby resigns, effective as of the Effective Time, (i) as an officer and employee of, and from all other positions with, each of the Company’s subsidiaries and affiliates, (ii) as a member of the Company’s Benefit Plans Administrative Committee, and (iii) from all other positions that he holds with the Company. The Executive’s resignations as aforesaid shall be irrevocable, and the Company hereby accepts the Executive’s resignations.
Section 2. Resignation as a Director. The Executive hereby understands and agrees that he resigned, effective as of the close of business on December 24, 2008, as a director of each of the Company’s subsidiaries and affiliates.
Section 3. Status of Employment Agreement. The Company and the Executive acknowledge that they are parties to an Employment Agreement dated March 15, 2002, as amended (the “Employment Agreement”), which shall continue in effect as set forth in the Employment Agreement, as amended in Section 10 hereof, following the Effective Time. The Executive’s retirement and resignation contemplated by this Agreement shall be a termination under Section 4(d) of the Employment Agreement by the Executive of his employment without Good Reason (as defined in the Employment Agreement), and the Company hereby waives the 90-day prior notice requirement under Section 4(d) of the Employment Agreement. The Executive represents and agrees that the Company has never breached the Employment Agreement, nor does the execution of this Agreement or the transactions, actions and payments contemplated hereby constitute a breach by the Company of the Employment Agreement.

Section 4. Salary; Vacation; Expenses; Other. The Executive agrees that the Company and/or the appropriate subsidiary or affiliate of the Company have paid in full to the Executive all salary, vacation and incentive, performance and conditional compensation and all other compensation and amounts to which he is entitled in connection with all of his services as an officer and employee of the Company and/or any of its subsidiaries or affiliates, whether pursuant to his Employment Agreement or otherwise, through and including the Company’s last payroll date preceding the date of this Agreement and that he shall not be entitled to any additional salary, compensation or other amounts from the Company and/or any of its subsidiaries or affiliates following the date of this Agreement, (a) other than his normal salary from such last payroll date until the Effective Time, which shall be paid in accordance with the Company’s usual and customary payroll practices (including, but not limited to, withholding for taxes and deductions for certain costs of employee benefits), and (b) payment for twenty (20) days of accrued but unused vacation relating to the fiscal year ending December 31, 2008 and all prior years, for which the Executive shall be paid at the Effective Time (the Executive hereby waives any right to payment for all other accrued but unused vacation time, if any). In addition, the Executive represents that he has submitted all or substantially all expense reports and other requests for expense reimbursement to the Company and/or its subsidiaries and affiliates prior to the date of this Agreement, and the Executive agrees that the Company and/or the appropriate subsidiary or affiliate have reimbursed him for all of such expense reports and requests for reimbursement through and including the date of this Agreement, except for the expense report submitted by the Executive on the date hereof. In the event that a request for expense reimbursement has not been made by the Executive on or prior to the date of this Agreement, the Executive shall submit such request to the Company on or before the Effective Time in a manner consistent with the Company’s policies and procedures, and the Executive represents and agrees that each such request shall represent previously unreimbursed business expenses incurred by him in the ordinary and usual course of the Company’s business. The Company shall promptly reimburse the Executive for such expenses in accordance with its policies and procedures on business expense reimbursement.
Section 5. Status of Employee Benefit Plans.
(a) Employee Benefit Plans. The Executive’s (and his spouse’s and his one legal dependent’s) participation and eligibility to participate in, and all benefits or payments under, any and all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) and any and all other plans, programs, arrangements or policies sponsored, maintained or offered by the Company or any of its subsidiaries or affiliates (including, but not limited to, the 2007 Executive Incentive Plan (“2007 Incentive Plan”); the Short Term Executive Incentive Plan (as amended and restated effective January 1, 2002); the Long Term Executive Incentive Plan (as amended and restated effective January 1, 2002); the 1992 Stock Option Plan (as amended and restated through March 15, 2002); the Floor Offset Supplemental Retirement Plan, as amended (the “Supplemental Retirement Plan”); any other retirement, profit sharing, deferred compensation or incentive compensation plan, program, arrangement or policy; and any health, medical, hospitalization, life, accidental death or disability plan, program, arrangement or policy) shall terminate and cease as of the Effective Time; provided, however, that (i) all benefits of the Executive that are fully vested under the Company’s Employee Stock Ownership Plan (“ESOP”) and the Company’s Savings Plan (“401(k) Plan”) shall be paid to the Executive in accordance with the terms of such plans, (ii) the single lump sum of $206,143.00 shall be paid to the Executive on January 2, 2009 under the Supplemental Retirement Plan, and (iii) in the event the Executive elects coverage for himself and/or his spouse and legal dependent under the Company’s group health insurance plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), then continuation coverage under the Company’s group health insurance plan shall continue in effect until the end of the Executive’s entitlement to such coverage pursuant to COBRA. The Executive hereby forever releases, waives and relinquishes any and all benefits, payments, rights, claims and interests in and under all plans, programs, arrangements and policies sponsored, maintained or offered by the Company and any of its subsidiaries or affiliates other than the benefits that are fully vested under the ESOP and the 401(k) Plan, the payment under the Supplemental Retirement Plan and the continuation coverage pursuant to COBRA, if elected, as expressly set forth above.

(b) Automobile Allowance. The Company shall cease paying any automobile allowance to the Executive following the Effective Time.
(c) Retirement Status. The Executive understands and agrees that he has not satisfied the requirements for retirement or early retirement under any of the plans, programs, arrangements or policies referenced in Section 5(a) above.
Section 6. Payments During Notice Period and Severance Payments. So long as the Executive has executed and not revoked the Release of Claims attached hereto as Exhibit A, the Company shall accrue and pay to the Executive the following in accordance with this Section 6: (a) the Executive’s current base salary (calculated as a monthly sum) in the same amount as is now paid to the Executive on each payroll date ($11,666.67) for the 90-day period beginning on the day following the Effective Time and ending on April 15, 2009, which is the equivalent of the 90-day prior notice period under the Employment Agreement for a termination by the Executive of his employment without Good Reason and which the Company has waived in Section 3 of this Agreement (the “Notice Payments”), and (b) the Executive’s current base salary (calculated as a monthly sum) in the same amount as is now paid to the Executive on each payroll date ($11,666.67) for the three-month period beginning on April 15, 2009 and ending on July 15, 2009 (the “Severance Payments”). The amounts of the Notice Payments and the Severance Payments are payable in accordance with the Employment Agreement for a termination of employment by the Executive without Good Reason. Neither the Notice Payments nor the Severance Payments shall be included in the Executive’s compensation for purposes of the ESOP and the 401(k) Plan.
From the date of this Agreement through the Effective Time and during the period that the Executive is receiving the Notice Payments and the Severance Payments, the Executive shall (i) not report to work unless requested to do so by the Chief Executive Officer of the Company, and (ii) perform transition services consistent with his current duties and responsibilities as may be requested by the Chief Executive Officer at one of the Company’s offices or at his residence (at the discretion of the Company) during normal business hours but not to exceed eighty (80) hours per month. The Company shall reimburse the Executive for all out-of-pocket travel and other expenses incurred by the Executive in connection with such services in accordance with the Company’s business travel expense reimbursement policy. The Chief Executive Officer of the Company shall approve in advance all such travel and other expenses. The Company acknowledges that, if the Executive is employed or obligated under a third-party arrangement during the period which Severance Payments are being paid, the Executive’s services under this Section 6 may be limited to times outside normal business hours.

The Executive agrees that the Company’s obligation to pay the Notice Payments and the Severance Payments under this Agreement (even if reduced or terminated as described below) constitute full satisfaction and discharge of the Company’s obligations for payment to him of base salary and severance under the Employment Agreement during any prior notice period and any severance period. The Executive further agrees that the Company’s obligation to pay the Notice Payments and Severance Payments under this Agreement (even if reduced or terminated as described below) constitute adequate consideration for his covenants and agreements set forth in the Release of Claims attached hereto as Exhibit A and in Section 6 (Non-Disclosure, etc.), Section 7 (Non-Competition), Section 8 (Non-Solicitation) and Section 9 (Intellectual Property) of the Employment Agreement, which covenants and agreements the Executive hereby ratifies and confirms, and agrees are applicable to him in accordance with their terms as set forth in the Employment Agreement.
Notwithstanding the foregoing provisions of this Section 6 to the contrary, the payment to the Executive of the Notice Payments and the Severance Payments shall be suspended for a six (6) month period following the Effective Time to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended. Accordingly, if the Executive is determined to be a Specified Employee (as defined in Treasury Regulation §1.409A-1(h)) at the Effective Time, then on July 15, 2009, the Executive shall receive, in a single lump sum, a payment equal to $140,000.04, which equals the aggregate of the Notice Payments and the Severance Payments that have been suspended as set forth above. The Company shall deduct all required taxes and withholdings from such lump sum payment.
In addition, notwithstanding the foregoing provisions of this Section 6 to the contrary, the lump sum amount of the Notice Payments and the Severance Payments payable in accordance with the preceding paragraph shall (i) not be paid to the Executive if the Executive breaches any of the provisions of this Agreement (or the Release of Claims attached hereto as Exhibit A) or any of the sections of the Employment Agreement that are applicable following the Effective Time, and (ii) be subject to reduction or termination in the same manner provided in Section 5(f) of the Employment Agreement.
Section 7. Awards Under Plans. All outstanding cash, stock option, stock or equity-based and other awards (whether or not vested or earned) that have been granted to the Executive, and all rights to any future awards or payments, under the 2007 Incentive Plan (including the short term incentive program or opportunities and the long term incentive program or opportunities under the 2007 Incentive Plan), the Company’s Short Term Executive Incentive Plan (as amended and restated effective January 1, 2002), the Company’s Long Term Executive Incentive Plan (as amended and restated effective January 1, 2002), the 1992 Stock Option Plan (as amended and restated through March 15, 2002) and any other plan, program, arrangement or policy of the Company are hereby terminated and forfeited as of the date of this Agreement, and the Executive hereby forever releases, waives and relinquishes any and all rights, claims and interests in and to such awards. All award agreements between the Company and the Executive relating to any awards under any such plan are hereby terminated as of the date of this Agreement.
The Executive understands and agrees that the awards of options to acquire shares of common stock of the Company identified in the Company’s proxy statement dated April 9, 2008 are the only outstanding awards to the Executive relating to stock options, restricted stock and all other stock or equity based compensation, all of which awards are forfeited and terminated as provided in the preceding paragraph.
The Executive further understands and agrees that he is not entitled to any payment or vesting for, and has not earned and will not earn, any bonus (discretionary or otherwise) or any other incentive, performance or conditional compensation (whether cash, options, restricted stock, or stock or equity-based) for the fiscal year ending December 31, 2008.

Section 8. Consulting Services. During the six (6) month period beginning on July 16, 2009 and ending on January 15, 2010 (the “Consulting Period”), the Executive shall serve as a consultant to the Company. During the Consulting Period, the Executive shall provide consulting services on financial, accounting and general business matters relating to the Company or any of its subsidiaries or affiliates at one of the Company’s offices or at his residence (at the discretion of the Company) during normal business hours as may be requested by the Chief Executive Officer of the Company. The Company acknowledges that, if the Executive is employed or obligated under a third-party arrangement during the Consulting Period, the Executive’s services under this Section 8 may be limited to times outside normal business hours.
The Company shall pay the Executive a fee of $1,500 per day for each day that he provides consulting services during the Consulting Period (with a minimum of four (4) days of consulting services per month) and shall reimburse the Executive for all out-of-pocket travel and other expenses incurred in connection with such services in accordance with the Company’s business travel expense reimbursement policy. The Chief Executive Officer of the Company shall approve in advance all such travel and other expenses. The Company and the Executive shall mutually agree, in advance of the Executive providing any consulting services hereunder, to the number of days and timing that each request for such services shall require. The Executive shall make himself available to provide consulting services hereunder upon short notice by the Company. In the event that the Executive does not provide at least four (4) days of consulting services during a particular month, and such failure is due to the Executive being unavailable to provide such services when needed by the Company, then the Company shall only pay the Executive for the actual number of days on which the Executive provided consulting services during that month.
All consulting services provided by the Executive under this Agreement shall be performed by him as an independent contractor, and not as a director, officer, employee, agent or representative of the Company or any of its subsidiaries or affiliates. In addition, the Executive understands and agrees that, during the six (6) month Consulting Period, he shall not participate in any employee benefit, retirement, incentive compensation, profit sharing or any other plans or programs of the Company or any of its subsidiaries or affiliates.
The Executive further understands and agrees that (a) he shall be solely responsible for any and all taxes due and owing on the Severance Payments and all consulting fees paid to him under this Agreement, including, but not limited to, income, FICA and self-employment taxes, (b) the Company shall issue a Form 1099 to the Executive, and shall not withhold any taxes for, the Severance Payments and all consulting fees paid to him under this Agreement, and (c) following the Effective Time, he shall not have, nor will he hold himself out as having, any right, power or authority to bind (or to create any contract, commitment or obligation for, in the name of or on behalf of) the Company or any of its subsidiaries or affiliates.
Section 9. Certain Other Matters.
(a) Compliance with Law. The Executive understands and agrees that he has ongoing responsibilities under and shall comply with the federal securities laws and other applicable laws and legal requirements, including but not limited to Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.
(b) Return of Property. On or before the Effective Time, the Executive shall return to the Company at its headquarters all vehicles, equipment, computers, mobile telephones, personal data assistants, BlackBerries, credit cards, keys, access cards, passwords and other property of the Company that are still in the Executive’s possession or control as of the Effective Time or the location of which the Executive knows, and the Executive shall cease using any of the foregoing on and after the Effective Time.

(c) Non-Disparagement. The Executive shall not publicly disparage or make or publish any negative statements or comments about the Company, any of its subsidiaries, any of their respective products or strategies or any of their respective directors, officers, employees, managers, representatives or agents. Subject to applicable law, no executive officer of the Company or member of the Company’s Board of Directors shall publicly disparage or make or publish any negative statements or comments about the Executive.
(d) Cooperation. For a period of two (2) years following the end of the Consulting Period, upon the request of the Company or any of its subsidiaries or affiliates, the Executive shall cooperate and make himself reasonably available at appropriate times and places determined by the Company or any of its subsidiaries or affiliates in connection with any claim, demand, action, suit, proceeding, examination, investigation or litigation (regulatory or otherwise) by, against or affecting the Company or any of its subsidiaries or affiliates. The Company acknowledges that, if the Executive is employed or obligated under a third-party arrangement during such two (2) year period, the Executive’s services under this Section 9(d) may be limited to times outside normal business hours. The Company or the appropriate subsidiary or affiliate shall pay the Executive a fee of $1,500 per day in connection with such services and shall reimburse the Executive for his reasonable out-of-pocket travel expenses incurred in connection with the foregoing that are approved by the Chief Executive Officer of the Company. The Company and the Executive shall mutually agree, in advance of the Executive providing any services hereunder, to the number of days and timing that each request for such services shall require.
(e) No Assignment. The Executive represents and agrees that he has not made and shall not make any assignment or other transfer of any interest in any claim, right, demand or action which he had, has or may have against the Company or any of its subsidiaries or affiliates or against any of their respective directors, officers, employees, managers, fiduciaries, administrators, representatives or agents.
Section 10. Certain Amendments to the Employment Agreement.
(a) Amendment to Section 5 of the Employment Agreement. Section 5 of the Employment Agreement is hereby amended by adding a new subsection (g) as follows:
(g) Timing of Certain Payments. All amounts of Base Salary and severance payable to the Executive under Sections 5(a), (b), (c), (d) and (e) hereof shall be paid within sixty (60) days following his Date of Termination, unless provided otherwise in the Retirement and Consulting Agreement dated December 31, 2008 between the Company and the Executive.
(b) Amendment to Section 11 of the Employment Agreement. Section 11 of the Employment Agreement is hereby amended and replaced in its entirety with the following:
Section 11. Survival of Certain Provisions. Upon any termination of the Executive’s employment with the Company pursuant to Section 1 or Section 4 hereof, the Executive hereby expressly agrees that this Agreement shall continue to be in full force and effect and binding upon the Executive in accordance with the applicable provisions of this Agreement, unless provided otherwise in the Retirement and Consulting Agreement dated December 31, 2008 between the Company and the Executive.

(c) No Other Changes to the Employment Agreement. Except as expressly set forth in this Agreement, the Employment Agreement shall remain in effect following the Effective Time as set forth in the Employment Agreement.
Section 11. Miscellaneous.
(a) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, executors, representatives and heirs; provided, however, that neither party may assign this Agreement without the prior written consent of the other party except that the Company may, without the prior consent of the Executive, assign this Agreement to any subsidiary or successor of the Company (whether in connection with any merger, consolidation, share exchange, combination, change in control, sale of stock, assets or business or similar transaction involving the Company or any of its subsidiaries). In the event of the Executive’s death, any unpaid balance of the Notice Payments, Severance Payments or consulting fees shall be paid to the Executive’s estate in accordance with the same payment schedule specified in this Agreement.
(b) Waiver; Amendment. Either party hereto may, by a writing signed by the waiving party, waive the performance by the other party of any of the covenants or agreements to be performed by such other party under this Agreement. The waiver by either party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. The failure or delay of either party at any time to insist upon the strict performance of any provision of this Agreement or to enforce its rights or remedies under this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of such provision, or to pursue any of its rights or remedies for any breach hereof, at a future time.
This Agreement may be amended, modified or supplemented only by a written agreement executed by the Company and the Executive.
(c) Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction, or enforcement of this Agreement.
(d) Severability. All provisions of this Agreement are severable from one another. In case any one or more of the provisions (or any portion thereof) contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein.
(e) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same agreement.

(f) Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to any choice of law provisions, principles or rules thereof (whether of the State of Indiana or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Indiana. The parties hereto hereby agree that all demands, claims, actions, causes of action, suits, proceedings and litigation between or among the parties relating to this Agreement, shall be filed, tried and litigated only in a federal or state court located in the State of Indiana. In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such court and expressly waive any claims or defenses of lack of jurisdiction of or proper venue by such court. THE COMPANY AND THE EXECUTIVE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TO THE MAXIMUM EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DEMAND, CLAIM, ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT.
(g) Entire Agreement. This Agreement (including the Release of Claims attached hereto), the Employment Agreement, the ESOP, the 401(k) Plan and the Floor Offset Supplemental Retirement Plan constitute the entire understanding and agreement between the parties hereto relating to the subject matter hereof and thereof and supersede all other understandings, commitments, representations, negotiations, contracts, agreements, plans, programs, arrangements or policies, whether oral or written, between the parties hereto relating to the matters contemplated hereby or thereby. In the event of any conflict between this Agreement and the Employment Agreement, the provisions of this Agreement shall control.
(h) Construction. This Agreement shall be deemed to have been drafted by both parties hereto. This Agreement shall be construed in accordance with the fair meaning of its provisions and its language shall not be strictly construed against, nor shall ambiguities be resolved against, any party.
(i) Taxes. All federal, state, local and other taxes (including, but not limited to, interest, fines and penalties) resulting from, imposed upon by virtue of or relating to the transactions or the payments or benefits to the Executive contemplated by or referenced in this Agreement shall be paid by the Executive, other than payment by the Company of its portion of any FICA or other employment taxes relating to the Notice Payments.
(j) Review and Consultation. The Executive hereby acknowledges and agrees that he (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such of his own attorneys, accountants and financial and other advisors as he has deemed appropriate in connection with his execution of this Agreement, and (iv) has executed this Agreement voluntarily. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM THE COMPANY, ANY DIRECTOR, OFFICER OR EMPLOYEE OF THE COMPANY OR ANY ATTORNEY, ACCOUNTANT OR ADVISOR FOR THE COMPANY.
(k) Recitals. The recitals and “Whereas” clauses contained on page 1 of this Agreement are expressly incorporated into and made a part of this Agreement.
(l) Non-Admission. The Company and the Executive hereby agree that this Agreement does not constitute an admission or evidence of any (i) violation by the Company or the Executive of any statute, law, rule or regulation, or (ii) wrongdoing on the part of the Company or the Executive.
* * *

IN WITNESS WHEREOF, the Company and the Executive have made, entered into, executed and delivered this Agreement as of the day and year first above written.

/s/ Frank T. Kane
Frank T. Kane

CHROMCRAFT REVINGTON, INC.
By:	/s/ Ronald H. Butler
Ronald H. Butler, Chairman of the Board
and Chief Executive Officer